Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Patrick Spratt KVH Industries 401-847-3327	Christine Mohrmann Financial Dynamics 212-850-5600

KVH Reports Results for Fourth Quarter and Fiscal Year 2008

Fourth quarter revenue of $21.2 million with net profit of $0.3 million or $0.02 per share

MIDDLETOWN, RI – February 5, 2009 – KVH Industries, Inc., (Nasdaq: KVHI) today reported financial results for the fourth quarter and full year ended December 31, 2008. Revenue for the fourth quarter of 2008 was $21.2 million, up 8% from the quarter ended December 31, 2007. Net income for the period was $0.3 million, or $0.02 per diluted share. During the same period last year the company reported net income of $1.0 million or $0.06 on a per diluted share basis.

For the year ended December 31, 2008, revenue was $82.4 million, up 2% compared to $80.9 million for the year ended December 31, 2007. KVH reported net income of $3.1 million or $0.21 on a per diluted share basis for 2008, versus net income of $2.5 million or $0.17 on a per diluted share basis for 2007.

“While the economic situation is a serious challenge for all companies, our innovative strategic plan and diversified business model are generating revenue from satellite communications on land, sea, and air, as well as growth from our defense and commercial businesses. I am confident in our ability to continue to grow the company in spite of the current recession while strengthening our strategic position for the long term,” said Martin Kits van Heyningen, KVH’s chief executive officer.

“At the start of the year, we identified two key strategic growth opportunities – the expansion of our mini-VSAT Broadbandsm airtime service and the use of our fiber optic gyros in remote weapon stations. While our short-term financial expectations evolved over the course of the year in response to the recession, we maintained our focus on these strategic initiatives. Our investment is paying off as both played critical roles in helping us strengthen the top and bottom line in 2008 as well as positioning us for the future.”

In the fourth quarter of 2008, mobile communications revenue from products and services was $11.1 million, down 21% on a year-over-year basis, primarily due to declines in the land market. Mr. Kits van Heyningen commented, “Our land mobile business, especially sales to the recreational vehicle market, remains a challenge as fourth quarter revenue from products and services declined 59% versus the same period last year. At this point, sales from products and services in our land business represent less than 10% of our total revenue.

“Within our marine business, the market weakness we saw at the end of the third quarter of 2008 in the leisure market carried over into the fourth quarter and worsened, affecting our sales both in Europe and domestically. However, sales of our TracPhone® V7 and mini-VSAT airtime service helped to offset much of that weakness resulting in only a 2% decline in revenue from marine products and services compared to the fourth quarter of 2007. Interest in our mini-VSAT Broadband solution continues to grow, especially within the commercial maritime market where ship operators are now looking for cost savings and cost effectiveness in an increasingly competitive market. With the TracPhone V7 and mini-VSAT Broadband service, we’re able to offer lower costs for hardware, installation, and airtime service compared to other products, along with an expanding coverage area that now includes the northern Pacific Ocean.”

KVH’s defense-related guidance and stabilization revenue from KVH’s fiber optic gyro solutions, TACNAV® military navigation systems, and related services were approximately $10.1 million in the fourth quarter of 2008, up 79% on a year-over-year basis. “We enjoyed an excellent quarter in our guidance and stabilization business, spurred by a record quarter for fiber optic gyro sales. This was the result of our successful qualification of the DSP-3100 gyro and the start of shipments to Kongsberg Defence & Aerospace for its family of Protector remote weapon stations,” concluded Mr. Kits van Heyningen.

Commenting on the company’s financial results, Patrick Spratt, KVH’s chief financial officer, said, “Although our full year revenue increased only 2% compared to fiscal year 2007, our net income grew 22% over the same period, the result of our effective operational and cost management efforts. Our balance sheet remains solid and we have continued our investment in infrastructure to support the rollout of the mini-VSAT Broadband global network. During this difficult economic time, we will be diligent managing cash to maintain our financial strength and the flexibility to carry out our business initiatives.”

“Looking ahead for 2009, assuming the macro-economic conditions get no worse, we believe that revenue will grow about 10% for the year, driven by the growth of our mini-VSAT Broadband and fiber optic gyro businesses as well as the initial shipments of our new satellite antenna system for LiveTV aeronautical installations. As we all know, this is a very difficult environment in which to project performance as conditions are so poor and so volatile that there is a very low level of consumer and commercial confidence. We will continue to be cautious about the outlook for our core businesses while being opportunistic with respect to our new market growth initiatives.

“For the first quarter, we expect that sales will be down compared to last year’s first quarter, when sales of land products were still relatively robust, and that we will show a modest loss.”

Commenting on the company’s plans going forward, Mr. Spratt said, “We will continue to invest in the worldwide rollout of our mini-VSAT Broadband network along with the development of new products for our marine and fiber optic gyro businesses. These investments, coupled with the anticipated continuing slide in consumer sales, will put substantial pressure on margins. Until the general economy improves, we will strive to manage operations to deliver bottom line results that are around breakeven. Our primary financial objectives for the next several quarters are to manage operations to mitigate the negative impact of poor economic conditions, and maintain a strong cash position, so we will be an even stronger company when the economic conditions do improve.”

Recent Operational Highlights:

•     On January 26, 2009, KVH announced that it had signed a new global distribution agreement with Thrane & Thrane for KVH’s TracPhone V7 satellite communication system and mini-VSAT Broadband service. Under the terms of the agreement, Thrane & Thrane will private label the TracPhone V7 under its SAILOR® brand while reselling KVH’s airtime service.

•     On January 21, 2009, the northern Pacific Ocean Region for the mini-VSAT Broadband airtime service officially went live in support of commercial, leisure, and government vessels equipped with KVH’s TracPhone V7 satellite communication system.

•     On January 9, 2009, KVH introduced a variant of its 14.5-inch diameter TracVision M2 satellite TV system for use in Europe.

•     On December 23, 2008, KVH received a $3.5 million order from an undisclosed manufacturer for fiber optic gyros for use in remote weapon stations.

•     On October 30, 2008, Kongsberg Defence & Aerospace gave KVH approval to begin shipping its DSP-3100 fiber optic gyros for use in Kongsberg’s family of Protector remote weapon stations.

•     On October 30, 2008, KVH unveiled its new, ultra-compact TracVision M1 satellite TV system for use in North America. This 12.5-inch diameter, 7.5-pound system is the smallest and lightest in-motion satellite TV antenna available for boats.

KVH is webcasting its fourth quarter conference call live at 10:30 a.m. Eastern time today through the company’s website. The conference call can be accessed via the company’s website at http://investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive and an MP3 podcast will also be available on the company website within three hours of the completion of the call.

About KVH Industries, Inc.

KVH Industries, Inc., is a leading manufacturer of systems to provide mobile access to satellite TV, communication, and high-speed Internet, as well as navigation, pointing, and guidance solutions for defense and commercial applications. The company’s products are based on its proprietary mobile satellite antenna and fiber optic technologies. An ISO 9001-certified company, KVH is based in Middletown, Rhode Island. For more information, visit http://www.kvh.com.

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, anticipated revenue growth, anticipated profitability, anticipated orders for our mobile communication and military products, and anticipated improvements in our competitive position. The actual results we achieve could differ materially from the statements made in this press release. Factors that might cause these differences include, but are not limited to: the impact of the worsening recession, such as availability of consumer credit, increases in fuel prices, on the sale and use of motor vehicles and marine vessels; delays or an inability to expand coverage of the mini-VSAT Broadband service to new regions; the potential inability to secure adequate Ku-band satellite capacity or the licenses necessary for any expansion of the mini-VSAT Broadband network; risks associated with the delivery or performance of critical hardware; future decisions about the expected profitability of additional satellite regions; the need for qualification of products to customer or regulatory standards; delays in customers’ qualification processes for our products or other delays in shipping; the risk that we may not receive expected orders; competitors’ products and services; unanticipated declines or changes in customer demand, due to economic, seasonal and other factors, particularly with respect to the TracPhone V7; the unpredictability of order timing, purchasing schedules and priorities for our defense products; order cancellations or unexercised options, particularly for longer-term defense orders; potential reductions in our overall gross margins in the event of a shift in product mix; weakened consumer demand for our products and services, especially at the more price sensitive low end of our product offerings; changes in interest rates; our dependence on third-party satellite networks for programming and satellite services; delays in delivery arising from supplier production constraints; poor or delayed research and development results; currency fluctuations, export restrictions, delays in procuring export licenses, and other international risks; potential product liability claims; the difficulty in protecting our proprietary technology; potential claims of intellectual property infringement; expenses associated with corporate governance requirements; and changes in our equity compensation practices, including the impact of fluctuations in our stock price. These and other factors are discussed in more detail in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2008. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc., has used, registered, or applied to register its trademarks in the USA and other countries around the world, including the following marks: KVH, KVH logo, Azimuth, TracVision, TracPhone, TACNAV, DataScope and the DataScope logo, Sailcomp, mini-VSAT Broadband and the mini-VSAT Broadband logo, and the banded, dome-shaped housing of its satellite antennas. Other trademarks are the property of their respective companies.

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KVH INDUSTRIES, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Sales:
Product sales	$17,207	$18,165	$69,941	$73,533
Non-product sales	4,009	1,540	12,463	7,382

Total sales	21,216	19,705	82,404	80,915

Costs and expenses:
Cost of product sales	10,798	10,934	42,551	44,892
Cost of non-product sales	2,238	750	6,131	3,557
Research and development	1,851	2,279	7,655	9,265
Sales, marketing and support	4,331	4,078	16,162	15,402
General and administrative	1,755	1,438	7,035	7,538

Total costs and expense	20,973	19,479	79,534	80,654

Income from operations	243	226	2,870	261

Interest income	183	631	1,220	2,715
Interest expense	35	27	153	156
Other income (expense), net	5	(62)	(231)	(77)

Income before income tax expense	396	768	3,706	2,743
Income tax expense (benefit)	90	(194)	648	244

Net income	$306	$962	$3,058	$2,499

Net income per common share:
Basic and diluted	$0.02	$0.06	$0.21	$0.17

Weighted average number of common shares outstanding:
Basic	14,111	14,928	14,373	14,964

Diluted	14,115	14,932	14,377	14,983

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KVH INDUSTRIES, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	December 31,	December 31,
	2008	2007
ASSETS

Cash, cash equivalents and marketable securities	$42,660	$53,305
Accounts receivable, net	13,960	12,826
Inventories	15,484	9,313
Other current assets	807	1,017

Total current assets	72,911	76,461

Property and equipment, net	13,286	11,739
Deferred income taxes	3,334	3,334
Other non-current assets	4,226	36

Total assets	$93,757	$91,570

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$12,662	$8,633
Current portion of long-term debt	2,026	132

Total current liabilities	14,688	8,765

Deferred revenue	—	9
Long-term debt, excluding current portion	—	2,026
Stockholders’ equity	79,069	80,770

Total liabilities and stockholders’ equity	$93,757	$91,570

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